Exhibit 10.20

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is made and entered into by and between by and between iAnthus Capital Holdings, Inc. (“Holdings”) and iAnthus Capital Management, LLC (“LLC”) on the one hand (collectively the “Company”) and Hadley Ford (“Ford”), who resides at                     on the other hand.

WHEREAS, Ford has been employed by the Company since 2014 and currently serves as Chief Executive Officer of the Company, Director of Holdings, and Chairman of the Board of Holdings;

WHEREAS, the Company and Ford are parties to an Employment Agreement effective January 1, 2019, amended on April 4, 2020 (the “Employment Agreement”); and

WHEREAS, the parties have reached certain mutual agreements and understandings with respect to Ford’s resignation from the Company, and desire to settle fully and finally any claims, disputes and obligations relating to Ford’s employment with the Company and the termination thereof;

NOW, THEREFORE, IT IS HEREBY AGREED THAT:

1.       Termination by Ford of His Employment Without Good Reason and Resignation From Board of Holdings. Ford agrees he is terminating his employment as Chief Executive Officer of the Company without Good Reason (as defined by the Employment Agreement) effective April 28, 2020 (the “Termination Date”). Ford also agrees he is resigning from all positions, whether as director, officer, manager, partner, representative or otherwise with respect to the Company and each of its subsidiaries and affiliates, effective immediately.

2.       Paid Time Off. The Company shall pay Ford for any accrued and unused Paid Time Off per the terms of the Company’s policies on the next regular pay date following his resignation. Ford has eight days of accrued and unused time that will be paid out on the next regular pay day following the Termination Date.

3.       Severance Payment, Health Benefits and Attorneys’ Fees.

(a)       Severance Payment: In consideration of Ford’s execution of this Agreement, the Company shall pay Ford a severance payment in the gross amount of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) (the “Severance Payment”), which shall be paid over 13 consecutive payroll cycles over a period of six months, commencing the first full payroll cycle following the parties’ full execution of this Settlement Agreement. The Settlement Payment shall be subject to all applicable federal, state, local and other legally required withholdings and deductions.

(b)       COBRA: Ford’s employer-sponsored health and dental insurance benefits shall terminate effective April 30, 2020 subject to Ford’s right to elect continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In further consideration of Ford’s execution of this Agreement, the Company shall pay the Company’s portion of the monthly premium for Ford’s (and Ford’s covered dependents, if applicable) continued participation in the Company’s health and dental insurance benefits pursuant to COBRA through October 31, 2020, provided that Ford and any covered dependents are eligible for and timely elect to enroll in COBRA coverage. Thereafter, Ford’s continued participation in the Company’s health and dental insurance benefits pursuant to COBRA shall be at Ford’s sole expense. Ford’s portion of the monthly premium shall be deducted from the Severance Payment. If Ford obtains employment that provides for comparable health insurance benefits prior to October 1, 2020, the Company’s obligation under this section to pay the Company share of Ford’s health and dental insurance benefits shall expire. Pursuant to this Paragraph, Ford is required to provide the Company notice if he obtains new employment that offers comparable health insurance benefits.

(c)       In future consideration of Ford’s execution of this Agreement the Company shall reimburse Ford for his attorneys’ fees for representation in connection with his resignation, up to a maximum of Ten Thousand Dollars ($10,000). To obtain this reimbursement, Ford must send the Company his attorneys’ invoice, which can be redacted for any attorney client privileged information.

(d)       The terms of Paragraph 4(d) of the Employment Agreement shall apply to Ford’s stock options.

4.       Modification of Loan Terms. The Company has made an outstanding loan to Ford that is currently due to be repaid on June 30, 2020. As further consideration for Ford’s execution of this Agreement, the Company agrees to extend the loan maturity date for one year to June 30, 2021, thereby amending Paragraph 3 of the Grid Promissory Note executed by Ford on August 27, 2017 (“Promissory Note). All other terms of the Promissory Note shall remain in full force and effect. The Company agrees to offset the current loan balance of $378, 462.23 with Ford’s deferred compensation of One Hundred and Forty Thousand and Three Hundred and Eighty Four Dollars and Eighty Five Cents ($140,384.85), along with the portion of his lump sum amount of $406,000 for his time worked during 2020, amounting to Two Hundred and Sixty Four Thousand and Two Hundred and Twenty Nine Thousand Dollars and No Cents($264,229.00). The Company additionally agrees to offset the loan amount by $83,833.00, constituting Ford’s notice pay under Section 4(d) of the Employment Agreement. All compensation reference in this Paragraph 4 are gross sums and shall be subject to all applicable federal, state, local and other legally required withholdings and deductions. The net amount of each sum after tax withholdings will be applied to offset Ford’s loan.

5.       Cooperation. Upon reasonable notice to the Executive by Company, the Executive shall assist and cooperate with the Company: (a) with respect to any claim, cause of action, suit, litigation, investigation, or any other controversy in which the Company or any affiliate thereof is or may be involved and (b) with respect to any application, inspection, approval, or any other consent that the Company is seeking or may seek. The Company agrees, subject to the Company’s prior approval, to reimburse Ford’s reasonable expenses incurred in connection with his assistance and cooperation pursuant to this Paragraph. Ford will not receive any additional compensation for his assistance and cooperation pursuant to this Paragraph, which is further consideration for the Company’s execution of this Agreement. Ford acknowledges that there are currently eight active litigations for which his cooperation will be required, and this provision applied to any future claim, cause of action, suit, litigation, investigation, or any other controversy to which he may have knowledge of.

6.       Acknowledgement of Full Payments. Ford agrees that the Company has paid to Ford all of the wages, fees, bonuses commissions, incentive compensation, wage deferrals, paid leave time and all other employee benefits due and owing to Ford as a result of his employment with the Company, and that no other such compensation or benefits of any kind or nature is owed to Ford, other than as expressly provided for in this Agreement.

7.       Benefits Not Otherwise Entitled To. Ford acknowledges that the Severance Payment, COBRA payment and legal fee payment specified in Paragraph 3 above, is provided in addition to and otherwise exceed any payment, benefit or other thing of value to which Ford might otherwise be legally entitled to receive from the Company.

8.       General Release.

In consideration of the compensation and benefits set forth herein, the receipt and adequacy of which are hereby acknowledged by Ford, Ford hereby releases and discharges the Company, iAnthus Capital Holdings, Inc., and each of their respective present, former and future parents, subsidiaries, divisions, affiliates and related companies, as well as their shareholders, directors, trustees, officers, board members, employees, attorneys, heirs, successors, assigns, and agents (collectively, the “Company Releasees”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims relating to, or arising out of any aspect of Ford’s employment with the Company, or the termination of such employment, or arising out of any aspect of his position as Director and Chairman of the Board of Holdings, including without limitation:

(a)       any and all claims arising under any federal, state, or local statute, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Immigration Reform and Control Act of 1986, the New York State Executive Law, the New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, and the New York City Administrative Code, as amended;

(b)       any and all claims arising under any other federal, state, or local labor law, civil rights law, or human rights law;

(c)       any and all claims arising under any Canadian law, British Columbia law, or provincial or local Canadian law;

(d)       any and all claims arising under common law, including, but not limited to, claims for defamation, libel, slander, false imprisonment, breach of contract, or tortious interference with business relations;

(e)       any and all claims for monetary recovery, including but not limited to, severance pay, back pay, premium pay, front pay, liquidated, compensatory and punitive damages, attorneys’ fees, disbursements and costs.

To the extent any claim is not releasable, Ford acknowledges that the payments and consideration received hereunder more than offset any monetary sums owing to Ford from any non-releasable claim. Nothing herein shall be construed to prohibit Ford from exercising Ford’s rights as specified in Paragraph 9(c) or shall prevent Ford from enforcing the terms of this Agreement. Nothing contained herein shall release, and Ford does not release, any claim arising after the Termination Date with respect to any fact or set of facts arising after the Termination Date.

9.       No Claims.

(a)       Ford further represents and warrants that he has never commenced or filed and agrees not to commence, file, voluntarily aid or in any way prosecute or cause to be commenced or prosecuted against the Company Releasees any action, charge, complaint or other proceeding, subject to the provisions of Paragraph 9(c).

(b)       In the event Ford files any civil complaint or commences any litigation of any kind that is covered by the release in this Agreement, Ford shall immediately tender back all consideration received under this Agreement and pay all of the attorney’s fees, expenses and costs incurred by the Company Releasees in connection with the complaint or action filed. The Company Releasees shall also have the right of set-off against any obligation to Ford under this Agreement. In addition to the remedies noted above, the Company Releasees may pursue all other remedies available under law or equity to address Ford’s breach of this Agreement.

(c)       Nothing in this Agreement shall be construed to prohibit Ford from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration or other government agency charged with the enforcement of any law. Notwithstanding the foregoing, Ford agrees to waive Ford’s right to recover monetary damages or any personal relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) in connection with any such charge or complaint, as well as with regard to any charge, complaint or lawsuit filed by anyone else on Ford’s behalf, provided this shall not apply to any claim not releasable as a matter of law. Further, the tender back provision in Paragraph 9(b) above shall not apply to any administrative charges or filings referenced in this Paragraph 9(c) to the extent they are impermissible. To the extent permissible by law, the Severance Payment will be credited against any sums received by Ford pursuant to a claim not releasable as a matter of law.

10.       Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by the Company of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against Ford or any other person.

11.       Non-Disclosure of Confidential Information. Ford agrees to continue to abide by Paragraph 5(b) (Covenant Against Disclosure) of the Employment Agreement. Ford additionally agrees that Ford will not, without the prior written consent of the Company, either directly or indirectly, transmit or disclose to any person or entity any Confidentiality Information or use any Confidential Information, for Ford’s own benefit or the benefit of any other person or entity, or to the detriment of the Company, except in response to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency. “Confidential Information” shall include any non-public information pertaining to the Company, its affiliates, or any of their current or former members, officers, directors, or employees, including, but without limitation: (i) information disclosed to Ford and information developed or learned by Ford during the course of or as a result of her employment with the Company; (ii) information related to the finances or policies of the Company; (iii) information related to any Company client; and (iv) organization and marketing plans. This shall not prevent Ford from making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency; provided that Ford will provide the Company with prompt notice of any such legal requirement so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where disclosure is required by the Securities and Exchange Commission or any governmental agency that directs Ford to refrain from notifying the Company.

Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that - (A) is made - (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual - (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Paragraph shall be construed to prohibit Ford from exercising his rights as specified in Paragraph 9(c).

12.       References. Upon inquiry, the Company shall provide a neutral employment reference for Ford, which includes dates of employment and position(s) held.

13.       Return of Company Property. Ford agrees to return to the Company all items belonging to the Company in Ford’s possession. Ford shall further return all Confidential Information, Company documentation, intellectual property and computer passwords and account information.

14.       Non-Disparagement. Ford agrees that he will not, whether directly or indirectly, make any disparaging or defamatory remarks about any of the Company Releasees, except as may be required by law. Nothing in this paragraph shall be construed to prohibit Ford from exercising Ford’s rights as specified in Paragraph 9(c). Ford understands and agrees this is a material term of the Agreement and the Company would not enter into the Agreement but for this Paragraph.

15.       Modification of Restrictive Covenants. Ford agrees to continue to abide by the restrictive covenants contained in Paragraph 5(c) and (d) of the Employment Agreement except as follows. The restrictive covenants set forth in the Employment Agreement shall remain in full force and effect, provided that the restrictive period for Ford’s non-competition provision shall be reduced from twelve (12) months following Ford’s termination of employment to six (6) months following Ford’s termination of employment. For avoidance of doubt, Ford’s non-solicitation and non-interference restrictions shall remain in place for 12 months following the Termination Date. The restrictive covenants shall not be applicable to (i) Ford’s ownership of not more than 3% of the total outstanding stock of a publicly held company, or (ii) following consummation of any Change of Control (as defined in Paragraph 4(g)(i) of Ford’s Employment Agreement), other than a Change of Control deemed to have occurred solely by reason of clause (4) of such Paragraph, Ford’s employment, service as an executive officer or on the board of directors (or similar body) or ownership of an equity interest in, the Company, its successor or another constituent entity engaged in such Change of Control transaction, so long as Ford has not breached, and does not breach, his obligations to the Company set forth in Paragraphs 5(c) and (d) of the Employment Agreement as modified by this Paragraph.

16.       Non-Disclosure of Agreement Terms. Ford agrees to keep all terms of this Agreement, and all facts and claims leading up to this Agreement’s negotiation and execution, absolutely confidential and shall not divulge or discuss them with anyone, except as required by law or to members of Ford’s immediate family, Ford’s attorney, and accountant, if Ford assures that they will keep the terms strictly confidential. This shall not prevent Ford from making statements to the extent required by applicable law to respond to an order or subpoena of a court of competent jurisdiction or in response to any subpoena issued by a state or federal governmental agency, provided that Ford will provide the Company with prompt notice of any such legal requirement so that the Company or its designee may seek a protective order or other appropriate remedy. Notice is not required where disclosure is required by the Securities and Exchange Commission or any governmental agency that directs Ford to refrain from notifying the Company. Nothing in this paragraph shall be construed to prohibit Ford from exercising his rights as specified in Paragraph 9(c).

17.       No Hire/Rehire of Ford. The Company shall have no obligation to hire or rehire Ford. Ford agrees that any failure on the Company’s part to not hire or rehire him shall not be deemed to constitute an act of retaliation under any law, rule or regulation. This provision shall not apply in the event the Company is sold. Ford further confirms that he finds this term of the Agreement acceptable and acknowledges that it is in not an involuntary, discriminatory or retaliatory imposition upon him by the Company.

18.       Review of Press Release. Ford shall be entitled to review the Company’s press release regarding his resignation, and may offer feedback. However, the Company shall not be required to accept any of Ford’s comments and retains full authority regarding the press release.

19.       Notice. Any notices required hereunder shall be sent by hand or by federal express or other overnight carrier or by electronic mail with proof of delivery, to Ford at                    , and to the Company to the attention of the Company’s General Counsel, Andrew Ryan, Esq., iAnthus Capital Holdings, Inc., located at 505 5th Avenue, 23rd Floor, New York, NY 10017, or any other address or individual which the parties hereto shall subsequently advise the other parties of in writing.

20.       409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

21.       Entire Contract/Severability/Modification. This Agreement sets forth the entire agreement between Ford and the Company and supersedes in its entirety any and all prior agreements, understandings or representations with any Company Releasee relating to Ford’s employment or the subject matter hereof and may not be modified orally, except this Agreement shall not supersede Paragraph 4(d) (Termination of Executive Without Good Reason) with regard to the stock option provisions, 5(a) (Executive Acknowledgment), 5(b) (Covenant Against Disclosure), Paragraph 5(c) and (d) (Restrictive Covenants), 5(f)(Acknowledgment), 5(g) Blue Penciling), 5(h)(Survival), Paragraph 6 (Inventions, Patents and Copyrights) and the arbitration provision set forth paragraph 8 and Appendix A of the Employment Agreement, nor shall it supersede the Promissory Note. Should any provision of this Agreement be found to be overbroad or declared or determined by a court to be illegal or invalid, the court shall have the power to modify this Agreement so that it conforms with prevailing law and the validity of the remaining parts, terms or provisions shall not be affected thereby. Ford represents that in executing this Agreement, Ford does not rely on any statement or fact not set forth herein. This Agreement may not be modified except by a writing signed by both parties hereto.

22.       Breach of this Agreement. Ford acknowledges that any breach by him of paragraphs 4, 5, 9, 11, 14, or 15 would cause the Company irreparable harm which cannot be remedied by an action at law. In any action where it is necessary to seek injunctive relief, Ford agrees the Company may do so without the posting of a bond or other security. The Company shall also have the full benefit of any restrictive period in the event of Ford’s breach. Should Ford breach any material term of his Agreement, including Paragraphs 4, 5, 9, 11, 14, or 15, in addition to any other available relief, the Company shall be entitled to cease making severance payments and/or claw back up to the sum of Two Hundred and Fifty Thousand Dollars and No Cents ($250,000.00) if already paid. This claw back is not a penalty but a reasonable estimation of damages that would be incurred by the Company if Ford breaches any material provision of the Agreement, including the referenced provisions set forth above. The Company shall also be entitled to recover its reasonable attorneys’ fees, expert fees, and costs should it prevail in the litigation to enforce the terms of this Agreement.

23.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed exclusively therein without regard to the choice of law provisions thereof. Any action to enforce the same shall be commenced in arbitration, pursuant to paragraph 8 and Appendix A of the Employment Agreement, except that an action filed for injunctive relief for breach of any material provisions of this Agreement or any action to compel or stay arbitration or to enforce or vacate an arbitration award shall be brought in a court of appropriate jurisdiction sitting within Manhattan, in the State of New York.

24.       Acknowledgement. Ford expressly acknowledges, represents and warrants that Ford has carefully read this Agreement; that Ford fully understands the terms, conditions and significance of this Agreement; that the Company has advised Ford of Ford’s right to consult with an attorney concerning this Agreement; that Ford had reasonable time to review this Agreement given the circumstances and has obtained full advice of his attorney; and that Ford has executed this Agreement voluntarily, knowingly and with such advice of an attorney as Ford has deemed appropriate.

ACKNOWLEDGED AND AGREED:

/s/ Hadley Ford	Date	April 27, 2020
Hadley Ford

iANTHUS CAPITAL HOLDINGS, INC.

iANTHUS CAPITAL MANAGEMENT, LLC

/s/ Andrew Ryan	Date:	April 27, 2020
Andrew Ryan General Counsel